Exhibit 99.1

PARTICIPANTS
Corporate Participants

Christopher Oddleifson – President, Chief Executive Officer & Director, Independent Bank Corp. (Massachusetts)
Robert D. Cozzone – Chief Financial Officer and Treasurer, Independent Bank Corp. (Massachusetts)
Other Participants

Mark T. Fitzgibbon – Analyst, Sandler O’Neill & Partners LP
Collyn B. Gilbert – Analyst, Keefe, Bruyette & Woods, Inc.
Laurie K. Hunsicker – Analyst, Compass Point Research & Trading LLC
David Jason Bishop – Analyst, Drexel Hamilton LLC

MANAGEMENT DISCUSSION SECTION
Operator: Good morning and welcome to the Independent Bank Corp. First Quarter 2015 Earnings Call. All participants will be in listen-only mode. [Operator Instructions] Please also note this event is being recorded.
This call may contain forward-looking statements with respect to the financial condition, results of operations and business of Independent Bank Corp.'s actual results may be different. Factors that may cause actual results to differ include those identified in our annual report on Form 10-K and our earnings press release. Independent Bank Corp. cautions you against unduly relying upon any forward-looking statements and disclaims any intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise.
I would now like to turn the conference over to Mr. Christopher Oddleifson, President and CEO. Please go ahead, sir.

Christopher Oddleifson, President, Chief Executive Officer & Director

Thank you and good morning, everyone. Thank you for joining us today. I’m accompanied by Rob Cozzone, our Chief Financial Officer, who will take you through our financial results following my comments.
Well, following a terrific 2014, we carried the momentum into the current year with another solid financial performance. Core earnings for the first quarter came in at $15.8 million or $0.63 per share. While the harsh winter in New England did put a crimp on general business activity, we held our own in generating good bottom line results.
The key drivers on a year-over-year basis were: operating revenue growth of 6.8%, solid core deposit growth, strong double-digit increase in investment and management revenues, continued stellar credit quality and rising capital levels. While loan growth and deposit fee income were negatively impacted by the weather in the first quarter, our commercial loan growth was also influenced by competitive pressure which I’ll address in a few minutes.
I’m delighted to say that our completion of the Peoples Federal acquisition went according to plan. We have historically managed the integration process well and I can’t remember a smoother one than this. All systems and branches were converted without a hitch on the first weekend and we have hit the ground running.
And importantly, from our new customers’ perspective, they continue to be served by branch manager and the staff they know. We are also fortunate to retain several key executives from Peoples: Maurice Sullivan, former Chairman and CEO who joined our board; Jim Gavin, the Peoples Senior Lender who joins our commercial lending leadership team; and we welcome Chris Lake, the Peoples CFO, as our Director of Risk Management.
Peoples, with its eight branches, helps unite our expanding Eastern Massachusetts franchise by linking our legacy South Shore network with a more recent Northern presence. As Greater Boston market is where the vast majority of growth in the region is centered and it is definitely a high priority for us.
We are focused on the opportunity in front of us to bring our deeper product set to Peoples’ customers and deleverage our new distribution in this robust geography where our brand is already recognized. We’re already experiencing solid originating activity in this in new market.
Overall, we are executing our disciplined strategy to achieve measured growth and consistent financial performance and we understand our business model and we stick to it. Our balance sheet remains in good shape, great shape. Our capital continues to build nicely, providing a platform to support long-term growth. We are especially encouraged by the steady growth in tangible book value which rose again this quarter inclusive of the Peoples acquisition. And as Rob can attest, we continue to be well positioned for the much anticipated rise in rates.
On the macro front, the regional picture offers encouragement. The Massachusetts unemployment rate dipped below 5% in March for the first time since 2008. Business confidence reached a 10-year high in March. Although stalled by weather, new construction is booming in Greater Boston. And the state’s hi-tech, biotech and educational centers, which helped insulate us during the recession, continue to do well.

One consequence of the improving macro picture has been the heated competitive environment that is unfolding especially on the lending side. Boston’s economic resiliency has not gone unnoticed by community banks, regional banks, national banks, international banks and insurance companies. We see aggressive underwriting trends creping back in that and we’re keeping a watchful eye on this trend.
The good news is that we are still very much in the forefront of deal flow and our pipeline is large. But our pull-through rate in our loan pipeline has been pressured as evidenced by loan growth in this quarter. It’s too early to tell where this is going but if you heard us say many times before, we will not sacrifice our long-held credit discipline that has kept us in such good stead over these years. We will not chase poorly structured or badly priced deals for the sake of short-term optics.
Our decision to pull back in 2006 and 2007 in the wake of similar trends proved to be a wise one. But I want to reiterate, it’s still a bit premature to make any hard determinations. Regardless, we remain confident of our ability to continue gaining share and distinguishing ourselves in the marketplace. Our customers are among the most loyal in the industry and our sales and marketing efforts continue to attract new households at a multiple of the market.
We believe customer growth will continue to fuel healthy loan growth, deposit and fee income growth. I’m proud of my colleagues, and I’m thankful for their extra effort to earn new customers and keep the ones we have so happy.
One sign of confidence in our future is evidenced by our board’s approval last month of an 8% increase in our common dividend. Steady increases throughout the years reflects our attentiveness to provide a healthy return to our many loyal shareholders.
One final word I’d like to say before handing it over to Rob, as many of you know, one of our talented executives, Denis Sheahan, recently left us to become CEO of another local bank. Denis has been a trusted colleague for many years as CFO and COO and was instrumental in helping us achieve our track record of very disciplined growth, and we wish him well and know he will be very successful in his new endeavor.
In light of that, I’d like to emphasize that we place enormous emphasis on succession, planning and promoting from within. We’ve developed great bench strength and have cadre of executives who can assume greater responsibilities without missing a beat. Denis himself cultivated strong but very capable leaders such as Rob here who have seamlessly stepped up to keep our momentum going.
And with that, I’ll turn it over to Rob.
Robert D. Cozzone, Chief Financial Officer and Treasurer

Thank you, Chris, and good morning. I’ll now review our first quarter in more detail. Independent Bank Corp. reported net income of $9.5 million and GAAP diluted earnings per share of $0.38 in the first quarter of 2015. This compared to net income of $16 million and GAAP diluted earnings per share of $0.66 in the prior quarter.
Both quarters included items that the company considers to be non-core, including $0.25 of mergers and acquisition expenses in the current quarter, and $0.02 of M&A expenses in the prior quarter. Excluding those and other minor non-core items, operating diluted earnings per share was $0.63 in the first quarter compared to $0.69 in the prior quarter.

As indicated previously, due to seasonal factors such as fewer days and higher employee benefits expense, our first quarter results typically are well within the linked quarter results. In addition, the quarter just ended also included impacts from weather-related reductions in customer volumes, unusually low net charge-offs, and an inflated interest margin due to early payoffs of acquired loans, all of which I will discuss in more detail momentarily.
On an operating basis, the return on average assets was 0.97% and the return on average equity was 9.33% for the quarter. As Chris mentioned, the Peoples Federal acquisition closed on February 20 and the branches and systems were fully converted that weekend. The integration has gone very well and cost savings targets have already been achieved. As a result, we are on track to deliver immediate earnings accretion.
Within the press release, you will see a summary of the assets and liabilities acquired as well as an additional schedule to help you better understand organic loan and deposit growth rates for the quarter and year. On a fair value basis, the Peoples loan portfolio was 60% commercial, with the remainder being primarily residential real estate, and over 70% on the deposit book is core.
Total loans including the acquisition increased 8.5% during the quarter. Organic loan growth, however, was challenging during the quarter as intense competition and severe weather hindered closing activity and construction line utilization. In addition, low mortgage rates continue to provide incentives to refinancing resulting in higher residential mortgage payoffs. These factors all contributed to a 1% decline in our loan portfolio excluding the acquisition since year-end.
On a positive note, loan pipelines and application activity were very healthy at the end of the first quarter, and we anticipate a resumption of organic growth in the second quarter. The competitive environment, however, does bear watching. As we have repeatedly stated, we will not do transactions that in our view destroy shareholder value.
The last time we experienced this sort of competitive environment was in 2006 to 2007 timeframe, a period in which we decided to shrink the balance sheet and return capital to shareholders. A key difference between that period and today, however, is the strength of our position in the market and the breadth of our existing customer base.
Today, we are often told that we’re at the top of the list for most consumers and businesses in Eastern Massachusetts which provide us with lots of opportunities. Additionally, our broad customer base continues to be a substantial source of new business. Nonetheless, we now believe that our loan growth for the year will likely be closer to the lower end of the 4% to 6% range provided last quarter.
Total deposits, including the Peoples acquisition, increased 8.8% during the quarter and were up 0.5% organically. The total cost of deposits includes 1 basis point to a still low 21 basis points due to the addition of higher cost Peoples deposits. With the launching of our spring advertising campaign, we expect deposit growth to accelerate in the second quarter.
During the quarter, and as anticipated, $30 million of bank-level sub debt was retired, and it was within five years to maturity and had begun to lose full Tier 2 capital treatment. You may recall that the company issued $35 million of sub debt in the fourth quarter at an interest rate of 4.75%. Carrying the two issues for part of the quarter cost us about 1 basis point of margin.

Tangible book value per share increased by $0.64 during the quarter and now stands at $19.82, 13% above a year ago. In addition, tangible capital to tangible assets was a healthy 7.73% at March 31. Both measures reflect the positive impact of the Peoples transaction.
The net interest margin increased by 8 basis points to 3.5% during the quarter as it benefited from the deployment of liquidity and higher loan yields, which were enhanced by about 5 basis points due to accretion related to the early payoff of some acquired loans. We still expect the core loan yield to gradually decline while the low interest environment persists.
The positive asset quality trend continued in the first quarter. Low gross charge-offs and strong recoveries resulted in minimal net charge-offs with a 1-basis point loss rate. This loss experience combined with a slightly smaller legacy loan portfolio prompted a reduction in the amounts for loan loss. Although we view the virtually non-existent loss experience in the current quarter as an anomaly, we anticipate that asset quality will continue to be strong.
Non-interest income on an operating basis decreased 10% versus a very strong fourth quarter as solid increases in investment management revenue and mortgage banking income were offset by activity-related reductions in all of the categories. We fully anticipate other fee income categories will rebound as the weather improves in the second quarter.
Non-interest expense was well-contained and, on an operating basis, increased 2% for the quarter, reflecting the addition of Peoples, much higher snow removal cost and, as Chris mentioned, the launching of the spring advertising campaign. The $10.2 million in M&A charges related to Peoples was consistent with expectations.
I’ll now shift to 2015 guidance. During our last conference call, we provided 2015 operating diluted earnings per share guidance of between $2.63 and $2.73. And now, with the first quarter under our belt, we reaffirm that guidance.
In addition, excluding the Peoples acquisition, given the impact of factors cited earlier and, as mentioned, we now expect full-year loan growth to be at the lower end of the 4% to 6% range initially provided. Second, with minimal net charge-offs in the first quarter, we are reducing our full-year guidance for net charge-offs and loan loss provision to $5 million to $8 million and $7 million to $10 million, respectively.
Finally, with an inflated net interest margin in the first quarter, we now expect the full-year net interest margin to be in the low 3.40%s versus the high 3.30%s, as originally anticipated. The rest of the full-year guidance which I provided previously remains unchanged.
That concludes my comments.
Christopher Oddleifson, President, Chief Executive Officer & Director

Thanks, Rob. Operator, we’re ready for Q&A.

QUESTION AND ANSWER SECTION
Operator: Thank you, sir. We will now begin the question-and-answer session. [Operator Instructions] Our first question comes from Mark Fitzgibbon of Sandler O’Neill & Partners. Please go ahead.
<Q – Mark Fitzgibbon – Sandler O’Neill & Partners LP>: Good morning, gentlemen.
<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: Hi, Mark.
<Q – Mark Fitzgibbon – Sandler O’Neill & Partners LP>: First question, you had said that the pipeline was large. I wondered if you could put some numbers around that.
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Yeah. The commercial pipeline, Mark, ended the quarter at $175 million. And if you recall, last quarter, we did not have the pipeline number available for the call, but subsequent, we did get the number of $125 million at the end of the year so an increase of $50 million.
<Q – Mark Fitzgibbon – Sandler O’Neill & Partners LP>: Okay. And then secondly, I heard your guidance about the full year for the margin, but I wondered if you could help us think about in the second quarter. I know you had some unusual dynamics in the first quarter.
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Yeah. So, the enhancement in the loan yield due to some payoffs of some acquired loans, had about a 4 basis point impact on the margin so we don’t really expect that to repeat in the second quarter. And then deployment of liquidity versus the fourth quarter also had a 4 basis point impact. So, if we didn’t have those two items, we would have been flat at about 3.42% versus the fourth quarter. We do expect good deposit growth in the second quarter but we also expect good loan growth in the second quarter. But I don’t anticipate that our cash position will change too much from the first quarter to the second quarter. And so, the most significant impact in the second quarter versus the first quarter will be the 4 basis point reduction due to purchase accounting acceleration.
<Q – Mark Fitzgibbon – Sandler O’Neill & Partners LP>: Is all the sort of the restructuring of any assets or liabilities from the Peoples deal that you plan on doing, is that already done?
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: That’s all done, Mark. And actually, we didn’t do any restructuring. We held on to their home loan bank advances. They had fairly short maturities and so we’re just going to let those run off. We do, however, as I mentioned, prepaid the sub-debt in the first quarter. And so, we’ve got about an additional basis point of benefit on the margin by not having that for the full quarter in the second quarter.
<Q – Mark Fitzgibbon – Sandler O’Neill & Partners LP>: Okay. And then there’s been a lot of new capital that’s coming to the market there in Massachusetts, second steps and demutualization, that kind of thing, is that having much of an impact on loan pricing?
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: It sure is.
<Q – Mark Fitzgibbon – Sandler O’Neill & Partners LP>: It is.
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: As you can imagine.

<Q – Mark Fitzgibbon – Sandler O’Neill & Partners LP>: And then finally, with consumers and businesses continuing to migrate to online channels, I’m wondering if your view on your branches and the structure of your branch system has changed at all.
<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: Mark, our view hasn’t changed markedly since the last time we talked about this, but it certainly has changed over the last several years. Interestingly, research shows that even folks who are heavy users of digital channels choose a bank for local presence availability. So we believe that our branch presence is actually a key factor to our success going forward. Now, the nature of sort of what the branch network is going to look like going forward, that’s the interesting question and one that we are diligently sort of looking at and considering. In fact, we’ve invested in some capability in terms of analytical capability and executive talent that has experience in this arena, and we will sort of look at options and begin testing different formats and ways to structure balances at network branches, specifically network branches and staff branches over time.
<Q – Mark Fitzgibbon – Sandler O’Neill & Partners LP>: Thank you.
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Thanks, Mark.
Operator: Our next question comes from David Bishop of Trace Capital. Please go ahead. Hello, David. Your line is open, sir. All right, I will go to our next question. Our next question is from Collyn Gilbert of KBW. Please go ahead.
<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Thanks. Good morning, guys.
<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: Good morning, Collyn.
<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Just a couple of questions. First on expenses, it looks like your expenses came in a little bit lower than what we are expecting this quarter. Is that something that’s sustainable? Do you kind of have an outlook there for where you see that trending and then obviously keeping in – taking into consideration the savings from Peoples, et cetera?
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Yeah. A couple of things did benefit the expense line item in the quarter, Collyn. That will be reversed in the second quarter. First of all, some hiring has been delayed. Second, our advertising campaign which I mentioned that did kick off at the end of the first quarter has not fully ramped as of yet. So we’ll be spending additional advertising dollars in the second quarter as we typically do. And then, some consulting engagements that we have planned were delayed in the first quarter as well.
<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Okay.
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: So we’ll see an uptick from those items, but we’ll obviously see a reduction in snow plow expense which was $1.3 million in the first quarter, in the second quarter. And we’ll see a reduction in some benefits expense, payroll, taxes, that sort of thing, but we’ll also see the impact of a full quarter’s worth of Peoples expense.
<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Yeah. Okay.
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: And then, combining all of those on a core basis, we’ll have an expense increase heading into the second quarter, but nothing out of line of what we anticipated at the start of the year.

<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Okay. Okay. That’s helpful. And then just on the loan derivative income, I mean, should we assume that that was really a function of the rate environment, or how are you thinking about that business line going forward?
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Yeah. I wouldn’t suggest it’s necessarily a function of the rate environment. It certainly is impacted by closing volumes which were significantly lower in the first quarter than in the fourth quarter last year, or actually any other quarter last year because of the weather. So we expect closings to pick up given where our pipeline is. And so that should benefit the swap line. But also you have borrowers that have had loans on the books with swaps for a number of years and maybe looking at extending those transactions and starting to re-swap some deals. So I expect this to be a low point for swap income for the year, and we’ll start to see that to increase with both activity as well as likely some more incentives, potentially, for borrowers to swap transactions as they haven’t in the past due to maybe a higher probability for this year at some point.
<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Yeah. Okay. Actually, to that point, on the notion of potentially higher rate, your NIM guidance, is that assuming a rate increase?
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: It is not.
<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: No rate increase. Okay. Good. That’s helpful. Okay. And then just a final question, what do you guys think would need to change, either from a macro or micro perspective, that would cause you to see sort of your pull-through rate increase? Is it a pricing issue, a structure issue? Just trying to sort of get a pulse on what catalysts you see need to occur for that to sort of change?
<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: Yeah. I think both of us will comment on that. First of all, I want to sort of emphasize, given the extent that it has on our franchise and our coverage that we’ve accomplished over the last two years, we are seeing a lot of deals. Our senior lender sort of said that we’re seeing the vast majority of the potential deals out there or taking a look at. So that’s the really good news. And as we said, the pipeline is up. At the end of the day, I think what we’re going to need to see is a little movement on interest rates from the Fed to signal folks that, boy, maybe rates aren’t going to be down here for a long time because what appears is happening out there is that people are making a bet that interest rates are going to be down for a while. And so far, they’ve been right. And we have not been right, but it’s most prudent to be in position for us in a rising rate environment. I think when we see some indications that that is going to, I think, going to sort of help us. Rob?
<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Okay.
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Yeah. And also the pull-through rate is obviously being impacted by the competition, and Mark commented on the new capital that is in Massachusetts and being actively deployed at what we view as pretty aggressive levels. And so, until there’s a little bit more rationalization there, then we will have that impacting our pull-through rates.
<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Okay. Are there any pockets of geographies where it’s not as competitive, where you’re seeing better pricing and better structure?
<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: Both of us will answer that. So I think there are two – first of all, we actually, given our size, have a nice, sweeter spot in the sort of loans between roughly $10 million and $20 million. So that is a good area. Also, we have an expertise in ABL which is helpful, too.

<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: And we’ve been a long-term construction lender. So I would say it’s less about the geography, Collyn. I mean, obviously, every bank wants to be in Boston. That’s where the economic growth is. That’s where the vast majority of economic activity in Massachusetts and a large percentage of economic activity in New England is. So, everybody wants to compete in Boston.
But there’s also a lot of deals in Boston. So, the availability of deals relative to the number of banks is probably consistent with the rest of our footprint. So, I wouldn’t say any geography in particular is more competitive than another geography, but we are able to be more effective on the types of deals that Chris described.
<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Okay. Okay. Great. That’s helpful. Thanks, guys.
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Thanks.
Operator: [Operator Instructions] Our next question comes from Laurie Hunsicker of Compass Point. Please go ahead.
<Q – Laurie Hunsicker – Compass Point Research & Trading LLC>: Yeah. Hi, Chris and Rob. Good morning.
<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: Good morning, Laurie.
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Laurie.
<Q – Laurie Hunsicker – Compass Point Research & Trading LLC>: Just a couple of things here. Sale of securities, I’d say, that’s not separately broken out. Did you have any this quarter?
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: We did not.
<Q – Laurie Hunsicker – Compass Point Research & Trading LLC>: Okay. Great. And then just in terms of Peoples Federal, now that it’s successfully closed, can you just remind us how many branches were closed, both yours and theirs? And just generally, I guess, your M&A appetite going forward.
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Just on the first, we didn’t close any branches. We retained all eight of their locations. We didn’t have really any overlap with their locations, barring one town, and that town the locations were pretty far apart. So, there were no closures with that acquisition.
<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: And our M&A appetite, I would sort of characterize as that we would be delighted to talk to any board and management team that has decided that maybe a better option for the future would be sell their franchise to somebody like us. So we’ll talk. No question about it.
<Q – Laurie Hunsicker – Compass Point Research & Trading LLC>: Okay. And just remind us geographically, how far in Western Massachusetts will you have?

<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: We’ve talked about heading to Worcester, but much further than that is really not in our strategic view at this point and with a lot of activity out to Worcester and within Worcester in general so we’d be very comfortable moving in that direction. But once you get past kind of that on the western part of the state, there’s not a whole lot of economic activity.
<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: Or growth.
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Yeah. Growth.
<Q – Laurie Hunsicker – Compass Point Research & Trading LLC>: Okay. Great. And then just to go back to your branches for a minute, pro forma, I was looking at the branches of your versus Peoples combined and you would have been at 91, and obviously, you finished at 86. So, did you close some of your own branches in the last quarter or am I just looking at dated information?
<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: I think that might be dated information and we haven’t closed any branches.
<Q – Laurie Hunsicker – Compass Point Research & Trading LLC>: Okay. Perfect.
<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: We’d be happy to give you a full listing if you’d like.
<Q – Laurie Hunsicker – Compass Point Research & Trading LLC>: Okay. Perfect. And then one last question, assets under management, where does that number stand, and any general thoughts for this year?
<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: Yeah. So it’s at about $2.5 billion , just bit under, Rob? I wanted to say $2.5 billion. I guess rounded, it’s $2.4 billion
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>:. It’s getting to around at $2.6 billion, I think, Chris meant to say. So we’re a healthy $2.5 billion, and we were a weak $2.5 billion at the end of the year. So we saw a good growth in assets under management – assets under administration.
<Q – Laurie Hunsicker – Compass Point Research & Trading LLC>: Okay. Great. Any thoughts...
<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: That’s the story of that management.
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Sorry, Laurie, we missed that follow-up.
<Q – Laurie Hunsicker – Compass Point Research & Trading LLC>: Sure. Yeah. Any thoughts generally on how this year is going to unfold? Any new plans, any...?
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: For investment management?
<Q – Laurie Hunsicker – Compass Point Research & Trading LLC>: Yes.
<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: I’m just going to make a couple – we have a really great model on our investment management. We have grown this over the last 10 years from about $400 million to $2.5 billion, and the vast majority of that has been organic. We did one acquisition, I think, of about $150 million of AUM. And the vast majority of the organic comes from our branch network and our commercial lending relationships. We really have sort of cracked that code in particularly how you combine great investment management group that is very much at a – staffed with people from your industry, and how you combine that with the relationships that we have within our commercial lending and our branch banking.
With the acquisition of Peoples, Peoples did not have any investment management capability. So we think that that is a really great opportunity for us to provide extraordinary value to all of Peoples’ customers and our new customers that we earn in that market. Moreover, we, as you recall, opened up a Boston office and that’s doing well. We have a full staff there. We’re looking for more and we are slightly ahead of our plan. So we think that over time, you’re going to see sort of growth consistent with what you’ve seen in the past. Is that a fair?
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: It is, yeah.
<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: Yeah.
<Q – Laurie Hunsicker – Compass Point Research & Trading LLC>: Perfect. Thank you.
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Thanks, Laurie.
Operator: Our next question comes from David Bishop of Trace Capital. Please go ahead.
<Q – Dave Bishop – Drexel Hamilton LLC>: Yeah. This is Dave Bishop, actually Drexel Hamilton, not sure how he got Trace Capital, but I’ll take it. Good morning, gentlemen. Hey. Rob, I was wondering if you can update us on the interest rate risks positioning of the company along the Peoples’ merger, if it changed materially following the integration of the balance sheet?
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Yeah. Actually, it hasn’t changed material at all, David. The Peoples – I mentioned this previously that the Peoples loan portfolio was largely made up of 5/1 ARMs for both their residential book and their commercial book, which was atypical of the converted thrifts that we’ve acquired in the past. So they were more asset sensitive than your typical converted thrifts. And also given the size of their balance sheet, less than $600 million, that didn’t have a big impact. And the deposit book was largely core. As I mentioned, 70% of their deposit base is core. And so it’s had a minimal impact on our asset sensitivity position.
<Q – Dave Bishop – Drexel Hamilton LLC>: Got it. And then just on an organic basis, looks like you had nice inflows on the DDA side, anything driving that in particular this quarter, any sort of seasonality?
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Yeah. Not seasonality. It’s actually a little atypical for us to see that much DDA growth in the first quarter and typically we start to see that in the second quarter. I think a little bit of that might have been kind of pre-funding and the seasonality that we do typically see in the first quarter but we also saw and maybe it was weather-related lower attrition in accounts that we typically see in the first quarter. So I’m not sure if that will catch up to us or not, but it did have a surprising impact on the first quarter balances.
<Q – Dave Bishop – Drexel Hamilton LLC>: Got it. And then just a question for you both in terms of you’ve hearkened back to 2006-2007, any similarities or in terms of underwriting frothiness or just loosening standards, I’m just curious if there’s any parallels you’re seeing there, I mean, specifically maybe draw off some of the parallels from what you’re seeing now compared to then relative to 2006 and 2007 period?

<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: When you said specifically, you sort of phased out. So we didn’t sort of hear that, but let me just comment and you can follow up. Clearly, we’re not seeing anything remotely like a residential underwriting sort of phenomena we had in the 2000’s, and that has really tightened up and that’s sort of a non-issue. So, we don’t mean to sort of imply anything along those lines. What we are seeing though is personal guarantees, more cash outs, higher LTVs, more pricing on the commercial side.
<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Yeah. Lower debt service ratios. And we’re seeing some what we would consider fully structured asset base deals being done. So on the commercial side, we are starting to see a little bit of the behavior that we experienced in 2006 and 2007. But certainly, the consumer side of things has been really tightened up.
<Q – Dave Bishop – Drexel Hamilton LLC>: Great. Thank you.
<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: Great. Thank you.
Operator: I’m showing no further questions. This concludes our question-and-answer session. I would like to turn the conference back over to our speakers for any final remarks.
Christopher Oddleifson, President, Chief Executive Officer & Director

Well, thank you very, everybody, for joining us today, and we look forward to speaking with you again in three months.
Christopher Oddleifson, President, Chief Executive Officer & Director

Thank you.
Rob Cozzone, Chief Financial Officer and Treasurer

Great. Bye.
Operator: Thank you, everyone, for attending today’s conference. Today’s conference has now concluded. You may disconnect your lines, and have a wonderful weekend. Thank you.